Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Linda Heller (financial community)
	(408) 563-9582	(408) 563-5501

Applied Materials Appoints Stephen R. Forrest to Board of Directors

SANTA CLARA, Calif., June 13, 2008 – Applied Materials, Inc. today announced the appointment of Stephen R. Forrest to serve on its Board of Directors, effective immediately. Dr. Forrest has also been appointed to serve as a member of the Strategy Committee of the Board.

“Dr. Forrest’s experience in optoelectronic devices and his deep knowledge of organic compounds for use in solar power and light emitting diode applications will be invaluable to the Board as we evaluate strategic directions for Applied,” said James C. Morgan, chairman of Applied Materials. “He brings a broad perspective on developing technologies and their usefulness for commercial applications.”

Dr. Forrest is currently Vice President for Research at the University of Michigan, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. He also leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2001, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California. Dr. Forrest started his career at Bell Labs.

Dr. Forrest is a Fellow of the IEEE and the Optical Society of America and is a member of the National Academy of Engineering and the American Physical Society. He is a nationally-recognized lecturer whose work has garnered numerous awards, including the IEEE/LEOS Distinguished Lecturer Award, the IPO National Distinguished Inventor Award and the Thomas Alva Edison award for innovations in organic LEDs. Dr. Forrest has authored some 420 papers and holds 178 patents. He is a founder or founding member of several companies, including Sensors Unlimited, Epitaxx, Inc., Global Photonic Energy Corporation, Universal Display Corporation and Apogee Photonics, Inc. Dr. Forrest holds a B.A. in Physics from the University of California, Berkeley, and an M.Sc. and a Ph.D. in Physics from the University of Michigan.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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